FOR IMMEDIATE RELEASE

Exhibit 99.1
February 5, 2025
THE WALT DISNEY COMPANY REPORTS
FIRST QUARTER EARNINGS FOR FISCAL 2025
BURBANK, Calif. – The Walt Disney Company today reported earnings for its first fiscal quarter ended December 28, 2024.
Financial Results for the Quarter:
•Revenues increased 5% for Q1 to $24.7 billion from $23.5 billion in Q1 fiscal 2024
•Income before income taxes increased 27% for Q1 to $3.7 billion from $2.9 billion in Q1 fiscal 2024
•Diluted earnings per share (EPS) increased 35% for Q1 to $1.40 from $1.04 in Q1 fiscal 2024
•Total segment operating income(1) increased 31% for Q1 to $5.1 billion from $3.9 billion in Q1 fiscal 2024 and adjusted EPS(1) increased 44% for Q1 to $1.76 from $1.22 in Q1 fiscal 2024
Key Points:
•Entertainment: Segment operating income increased $0.8 billion to $1.7 billion
◦Direct-to-Consumer operating income increased $431 million to $293 million
◦Direct-to-Consumer advertising revenue declined 2%; excluding the Disney+ Hotstar service in India(2), Direct-to-Consumer advertising revenue was up 16% vs. Q1 fiscal 2024
◦178 million Disney+ and Hulu subscriptions, an increase of 0.9 million vs. Q4 fiscal 2024
◦125 million Disney+ subscribers, a decrease of 0.7 million vs. Q4 fiscal 2024
◦Content Sales/Licensing and Other operating income increased $536 million to $312 million driven by the performance of Moana 2
•Sports: Segment operating income increased $350 million to $247 million
◦Domestic ESPN advertising revenue up 15% vs. Q1 fiscal 2024
•Experiences: Segment operating income of $3.1 billion comparable to Q1 fiscal 2024, reflecting a 6 percentage-point adverse impact to year-over-year growth due to Hurricanes Milton and Helene (~$120 million impact) and pre-opening expenses (~$75 million impact in Q1 fiscal 2025) driven by the launch of the Disney Treasure
◦Domestic Parks & Experiences operating income declined 5%, reflecting a 9 percentage-point adverse impact to year-over-year growth due to the hurricanes and cruise pre-opening expenses
◦International Parks & Experiences operating income increased 28% vs. Q1 fiscal 2024

(1) Total segment operating income and diluted EPS excluding certain items (also referred to as adjusted EPS) are non-GAAP financial measures. The most comparable GAAP measures are income before income taxes and diluted EPS, respectively. See the discussion on pages 17 through 20 for how we define and calculate these measures and a quantitative reconciliation thereof to the most directly comparable GAAP measures.
(2) The Disney+ Hotstar service in India had advertising revenue of approximately $15 million in Q1 fiscal 2025 and $165 million in Q1 fiscal 2024.

Guidance and Outlook:
•Star India deconsolidated in Q1(1):
◦Our India business will contribute $73 million to Entertainment segment operating income in fiscal 2025, compared to $254 million in the prior year; and $9 million to Sports segment operating income, compared to a $636 million loss in the prior year
◦Equity loss from the India JV of $33 million in Q1 primarily due to the impact of purchase accounting; for the full year we expect an equity loss of roughly $300 million driven by purchase accounting
•Q2 Fiscal 2025:
◦Entertainment Direct-to-Consumer: Modest decline in Disney+ subscribers compared to Q1
◦Sports: Segment operating income adversely impacted by approximately $100 million due to college sports and one additional NFL game, and about $50 million from exiting the Venu Sports JV
◦Experiences: Disney Cruise Line pre-opening expense of approximately $40 million
•Fiscal Year 2025:
◦High-single digit adjusted EPS(2) growth compared to fiscal 2024
◦Approximately $15 billion in cash provided by operations
◦Entertainment: Double-digit percentage segment operating income growth, with an increase in Entertainment Direct-to-Consumer operating income of approximately $875 million(3)
◦Sports: 13% segment operating income growth
◦Experiences: 6% to 8% segment operating income growth
◦Disney Cruise Line pre-opening expense of ~$200 million

Message From Our CEO:
“Our results this quarter demonstrate Disney’s creative and financial strength as we advanced the strategic initiatives set in motion over the past two years,” said Robert A. Iger, Chief Executive Officer, The Walt Disney Company. “In fiscal Q1 we saw outstanding box office performance from our studios, which had the top three movies of 2024; we further improved the profitability of our Entertainment DTC streaming businesses; we took an important step to advance ESPN’s digital strategy by adding an ESPN tile on Disney+; and our Experiences segment demonstrated its enduring appeal as we continue investing strategically across the globe. Overall, this quarter proved to be a strong start to the fiscal year, and we remain confident in our strategy for continued growth.”

(1) Q1 fiscal 2025 included approximately one and a half months of Star India operating results, whereas fiscal 2024 included a full year of results. After November 14, 2024, we began recognizing our share of the India JV in “Equity in the income of investees.”
(2) Diluted EPS excluding certain items (also referred to as adjusted EPS) is a non-GAAP financial measure. The most comparable GAAP measure is diluted EPS. See the discussion on pages 17 through 20 for how we define and calculate this measure and why the Company is not providing the forward-looking quantitative reconciliation of diluted EPS excluding certain items to the most comparable GAAP measure.
(3) Including a comparison to an adverse impact of the Disney+ Hotstar service in India of approximately $200 million in the prior year.

SUMMARIZED FINANCIAL RESULTS
The following table summarizes first quarter results for fiscal 2025 and 2024:

	Quarter Ended
($ in millions, except per share amounts)	December 28, 2024	December 30, 2023	Change
Revenues	$24,690	$23,549	5%
Income before income taxes	$3,660	$2,871	27%
Total segment operating income(1)	$5,060	$3,876	31%
Diluted EPS	$1.40	$1.04	35%
Diluted EPS excluding certain items(1)	$1.76	$1.22	44%
Cash provided by operations	$3,205	$2,185	47%
Free cash flow(1)	$739	$886	(17) %
(1)Total segment operating income, diluted EPS excluding certain items and free cash flow are non-GAAP financial measures. The most comparable GAAP measures are income before income taxes, diluted EPS and cash provided by operations, respectively. See the discussion on pages 17 through 20 for how we define and calculate these measures and a reconciliation thereof to the most directly comparable GAAP measures.
SUMMARIZED SEGMENT FINANCIAL RESULTS
The following table summarizes first quarter segment revenue and operating income for fiscal 2025 and 2024:

	Quarter Ended
($ in millions)	December 28, 2024	December 30, 2023	Change
Revenues:
Entertainment	$10,872	$9,981	9%
Sports	4,850	4,835	— %
Experiences	9,415	9,132	3%
Eliminations(1)	(447)	(399)	(12) %
Total revenues	$24,690	$23,549	5%
Segment operating income:
Entertainment	$1,703	$874	95%
Sports	247	(103)	nm
Experiences	3,110	3,105	— %
Total segment operating income(2)	$5,060	$3,876	31%
(1)Reflects fees paid by Hulu to ESPN and the Entertainment linear networks business for the right to air their networks on Hulu Live and fees paid by ABC Network and Disney+ to ESPN to program certain sports content on ABC Network and Disney+.
(2)Total segment operating income is a non-GAAP financial measure. The most comparable GAAP measure is income before income taxes. See the discussion on pages 17 through 20.

DISCUSSION OF FIRST QUARTER SEGMENT RESULTS
Star India
On November 14, 2024, the Company and Reliance Industries Limited (RIL) completed a transaction (the Star India Transaction) to form a joint venture (India joint venture) that combines the Company’s Star-branded and other general entertainment and sports television channels and direct-to-consumer Disney+ Hotstar service in India (Star India) and certain media and entertainment businesses controlled by RIL. RIL has an effective 56% controlling interest in the joint venture with 37% held by the Company and 7% held by a third party investment company.
Upon completion of the Star India Transaction, the Company began recognizing its 37% share of the India joint venture’s results in “Equity in the income of investees.” Star India results in the current quarter through November 14, 2024 and results in the prior-year quarter are consolidated in the Company’s financial results for those periods.
Entertainment
Revenue and operating income for the Entertainment segment were as follows:

	Quarter Ended		Change
($ in millions)	December 28, 2024	December 30, 2023
Revenues:
Linear Networks	$2,617	$2,803	(7) %
Direct-to-Consumer	6,072	5,546	9%
Content Sales/Licensing and Other	2,183	1,632	34%
	$10,872	$9,981	9%
Operating income (loss):
Linear Networks	$1,098	$1,236	(11) %
Direct-to-Consumer	293	(138)	nm
Content Sales/Licensing and Other	312	(224)	nm
	$1,703	$874	95%
The increase in Entertainment operating income in the current quarter compared to the prior-year quarter was due to improved results at Content Sales/Licensing and Other and Direct-to-Consumer, partially offset by a decrease at Linear Networks.

Linear Networks
Linear Networks revenues and operating income were as follows:

	Quarter Ended		Change
($ in millions)	December 28, 2024	December 30, 2023
Revenue
Domestic	$2,206	$2,210	— %
International	411	593	(31) %
	$2,617	$2,803	(7) %
Operating income
Domestic	$837	$838	— %
International	138	225	(39) %
Equity in the income of investees	123	173	(29) %
	$1,098	$1,236	(11) %
Domestic
Domestic operating income in the current quarter was comparable to the prior-year quarter due to:
•An increase in programming and production costs primarily due to a higher average cost mix of programming at the ABC Network, reflecting the impact of the 2023 guild strikes on the prior-year quarter
•A decrease in affiliate revenue attributable to fewer subscribers, partially offset by higher effective rates
•Lower technology costs
•Higher advertising revenue reflecting an increase in rates, due to more political advertising at the owned television stations, partially offset by fewer impressions due to lower average viewership at our networks.
International
The decrease in international operating income was primarily due to the Star India Transaction.
Equity in the Income of Investees
Income from equity investees decreased due to lower income from A+E Television Networks (A+E) attributable to decreases in advertising and affiliate revenue and the comparison to a gain on the sale of an investment in the prior-year quarter.
Direct-to-Consumer
Direct-to-Consumer revenues and operating income (loss) were as follows:

	Quarter Ended		Change
($ in millions)	December 28, 2024	December 30, 2023
Revenue	$6,072	$5,546	9%
Operating income (loss)	$293	$(138)	nm
The improvement in operating results in the current quarter compared to the prior-year quarter was due to:
•Subscription revenue growth attributable to higher effective rates, reflecting increases in pricing, and more subscribers, partially offset by an unfavorable foreign exchange impact

•Higher technology and distribution costs
•An increase in programming and production costs reflecting:
◦Higher subscriber-based fees for programming the Hulu Live TV service due to rate increases
◦Lower costs for sports programming on Disney+, reflecting the comparison to the International Cricket Council (ICC) Cricket World Cup, which was carried on Disney+ Hotstar in the prior-year quarter. There were no significant cricket events in the current quarter prior to the Star India Transaction.
•Lower advertising revenue as the comparison to ICC Cricket World Cup programming in the prior-year quarter on Disney+ Hotstar was largely offset by higher advertising revenue at Disney+ Core and Hulu. The increase in advertising revenue at Disney+ Core and Hulu was due to more impressions, partially offset by lower rates.
Key Metrics - First Quarter of Fiscal 2025 Comparison to Fourth Quarter of Fiscal 2024
In addition to revenue, costs and operating income, management uses the following key metrics(1) to analyze trends and evaluate the overall performance of our Disney+ and Hulu direct-to-consumer (DTC) product offerings, and we believe these metrics are useful to investors in analyzing the business. The following tables and related discussion are on a sequential quarter basis.
Paid subscribers at:

(in millions)	December 28, 2024	September 28, 2024	Change
Disney+
Domestic (U.S. and Canada)	56.8	56.0	1%
International(2)	67.8	69.3	(2) %
Total Disney+(2)(3)	124.6	125.3	(1) %

Hulu
SVOD Only	49.0	47.4	3%
Live TV + SVOD	4.6	4.6	— %
Total Hulu(3)	53.6	52.0	3%
Average Monthly Revenue Per Paid Subscriber for the quarter ended:

	December 28, 2024	September 28, 2024	Change
Disney+
Domestic (U.S. and Canada)	$7.99	$7.70	4%
International(2)	7.19	6.78	6%
Disney+(2)	7.55	7.20	5%

Hulu
SVOD Only	12.52	12.54	— %
Live TV + SVOD	99.22	95.82	4%
(1)See discussion on page 16—DTC Product Descriptions and Key Definitions
(2)The sequential prior quarter Paid Subscribers and Average Monthly Revenue per Paid Subscriber have been adjusted to include Disney+ subscribers in Southeast Asia, which were previously reported with Disney+ Hotstar. Disney+ Hotstar is no longer presented as this business was included in the Star India Transaction.
(3)Total may not equal the sum of the column due to rounding

Domestic Disney+ average monthly revenue per paid subscriber increased from $7.70 to $7.99 due to increases in pricing, partially offset by a higher mix of subscribers to promotional offerings.
International Disney+ average monthly revenue per paid subscriber increased from $6.78 to $7.19 due to increases in pricing and higher advertising revenue, partially offset by a higher mix of subscribers to promotional offerings.
Hulu SVOD Only average monthly revenue per paid subscriber was comparable to the prior sequential quarter as lower advertising revenue was offset by increases in pricing and a higher mix of subscribers to higher priced multi-product offerings.
Hulu Live TV + SVOD average monthly revenue per paid subscriber increased from $95.82 to $99.22 primarily due to increases in pricing.
Content Sales/Licensing and Other
Content Sales/Licensing and Other revenues and operating income (loss) were as follows:

	Quarter Ended		Change
($ in millions)	December 28, 2024	December 30, 2023
Revenue	$2,183	$1,632	34%
Operating income (loss)	$312	$(224)	nm
The improvement in operating results was due to higher theatrical distribution results reflecting the strong performance of Moana 2 in the current quarter. The current quarter also included Mufasa: The Lion King and the prior-year quarter included The Marvels and Wish.
Sports
Sports revenues and operating income (loss) were as follows:

	Quarter Ended		Change
($ in millions)	December 28, 2024	December 30, 2023
Revenue
ESPN
Domestic	$4,422	$4,073	9%
International	389	363	7%
	4,811	4,436	8%
Star India	39	399	(90) %
	$4,850	$4,835	— %
Operating income (loss)
ESPN
Domestic	$231	$255	(9) %
International	(3)	(56)	95%
	228	199	15%
Star India	9	(315)	nm
Equity in the income of investees	10	13	(23) %
	$247	$(103)	nm

Domestic ESPN
The decrease in domestic ESPN operating results in the current quarter compared to the prior-year quarter reflected:
•Higher programming and production costs primarily attributable to expanded college football programming rights including one additional College Football Playoff (CFP) game
◦The CFP format was revised starting with the 2024-2025 season, which added four first round games in the current quarter, two of which aired on our networks and two of which were sub-licensed.
◦In the prior-year quarter, we aired three host games, which under the new format are now quarterfinal and semifinal games that aired in the second quarter of the current fiscal year.
•An increase in advertising revenue primarily due to higher rates
•Fees from sub-licensing CFP programming rights
•Affiliate revenue was comparable to the prior-year quarter as effective rate increases were offset by fewer subscribers
International ESPN
The decrease in operating loss at international ESPN in the current quarter compared to the prior-year quarter was driven by:
•Higher fees received from the Entertainment segment to program sports content on Disney+
•An increase in programming and production costs attributable to higher soccer rights costs reflecting contractual rate increases
•Lower affiliate revenue due to fewer subscribers
Star India
The improvement in Star India’s operating results reflected the comparison to the ICC Cricket World Cup in the prior-year quarter, as there were no significant cricket events aired in the current quarter prior to the Star India Transaction.
Key Metrics - First Quarter of Fiscal 2025 Comparison to Fourth Quarter of Fiscal 2024
In addition to revenue, costs and operating income, management uses the following key metrics(1) to analyze trends and evaluate the overall performance of our ESPN+ DTC product offering, and we believe these metrics are useful to investors in analyzing the business. The following table is on a sequential quarter basis.

	December 28, 2024	September 28, 2024	Change
Paid subscribers at: (in millions)	24.9	25.6	(3) %
Average Monthly Revenue Per Paid Subscriber for the quarter ended:	$6.36	$5.94	7%
(1)See discussion on page 16—DTC Product Descriptions and Key Definitions
ESPN+ average monthly revenue per paid subscriber increased from $5.94 to 6.36 due to increases in pricing and higher advertising revenue.

Experiences
Experiences revenues and operating income were as follows:

	Quarter Ended		Change
($ in millions)	December 28, 2024	December 30, 2023
Revenue
Parks & Experiences
Domestic	$6,432	$6,297	2%
International	1,646	1,476	12%
Consumer Products	1,337	1,359	(2) %
	$9,415	$9,132	3%
Operating income
Parks & Experiences
Domestic	$1,982	$2,077	(5) %
International	420	328	28%
Consumer Products	708	700	1%
	$3,110	$3,105	— %
Domestic Parks and Experiences
Domestic parks and experiences’ operating results for the current quarter were unfavorably impacted by Hurricane Milton and, to a lesser extent, Hurricane Helene. As a result of Hurricane Milton, Walt Disney World Resort was closed for a day and we canceled a cruise itinerary.
Operating results at our domestic parks and experiences decreased compared to the prior-year quarter due to:
•Higher costs primarily due to the fleet expansion at Disney Cruise Line and inflation
•Lower volumes attributable to declines in attendance, reflecting the impact of the hurricanes
•Increased guest spending
International Parks and Experiences
The increase in operating income at our international parks and experiences was primarily attributable to:
•Growth in guest spending
•Higher volumes primarily attributable to an increase in attendance
•An increase in costs primarily due to new guest offerings
OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $152 million for the quarter, from $308 million to $460 million, primarily due to a legal settlement.
Restructuring and Impairment Charges
In the current quarter, the Company recorded a $143 million loss in connection with the Star India Transaction.

Interest Expense, net
Interest expense, net was as follows:

	Quarter Ended
($ in millions)	December 28, 2024	December 30, 2023	Change
Interest expense	$(487)	$(528)	8%
Interest income, investment income and other	120	282	(57) %
Interest expense, net	$(367)	$(246)	(49) %
The decrease in interest expense was primarily due to lower average rates and debt balances, partially offset by a decrease in capitalized interest.
The decrease in interest income, investment income and other reflected the impact of lower cash and cash equivalent balances, an unfavorable comparison related to pension and postretirement benefit costs, other than service cost, and investment losses in the current quarter compared to investment gains in the prior-year quarter.
Equity in the Income of Investees
Equity in the income of investees was as follows:

	Quarter Ended
($ in millions)	December 28, 2024	December 30, 2023	Change
Amounts included in segment results:
Entertainment	$118	$171	(31) %
Sports	10	13	(23) %
Equity in the loss of India joint venture	(33)	—	nm
Amortization of TFCF Corporation (TFCF) intangible assets related to an equity investee	(3)	(3)	— %
Equity in the income of investees	$92	$181	(49) %
Income from equity investees decreased $89 million, to $92 million from $181 million, due to lower income from A+E and losses from the India joint venture in the current quarter.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	December 28, 2024	December 30, 2023
Income before income taxes	$3,660	$2,871
Income tax expense	1,016	720
Effective income tax rate	27.8%	25.1%
The increase in the effective income tax rate in the current quarter compared to the prior-year quarter was due to a non-cash tax charge in connection with the Star India Transaction. This increase was partially offset by the comparison to an unfavorable effect of employee share-based awards in the prior-year quarter, the impact of adjustments related to prior years and a lower foreign effective tax rate. Adjustments related to prior years were favorable in the current quarter and unfavorable in the prior-year quarter.

Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows:

	Quarter Ended
($ in millions)	December 28, 2024	December 30, 2023	Change
Net income attributable to noncontrolling interests	$(90)	$(240)	63%
The decrease in net income attributable to noncontrolling interests was due to the comparison to accretion of NBC Universal’s interest in Hulu in the prior-year quarter.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
Cash from Operations
Cash provided by operations and free cash flow were as follows:

	Quarter Ended
($ in millions)	December 28, 2024	December 30, 2023	Change
Cash provided by operations	$3,205	$2,185	$1,020
Investments in parks, resorts and other property	(2,466)	(1,299)	(1,167)
Free cash flow(1)	$739	$886	$(147)
(1)Free cash flow is not a financial measure defined by GAAP. The most comparable GAAP measure is cash provided by operations. See the discussion on pages 17 through 20.
Cash provided by operations increased $1.0 billion to $3.2 billion in the current quarter from $2.2 billion in the prior-year quarter driven by:
•Lower tax payments in the current quarter compared to the prior-year quarter due to payment of fiscal 2023 U.S. federal and California state income taxes in the prior-year quarter that had been deferred pursuant to relief provided by the Internal Revenue Service and California Board of Equalization as a result of the 2023 winter storms in California
•Higher operating income at Entertainment
•Higher film and television production spending and the timing of payments for sports rights

Capital Expenditures
Investments in parks, resorts and other property were as follows:

	Quarter Ended
($ in millions)	December 28, 2024	December 30, 2023
Entertainment	$(268)	$(309)
Sports	(1)	—
Experiences
Domestic	(1,786)	(571)
International	(293)	(244)
Total Experiences	(2,079)	(815)
Corporate	(118)	(175)
Total investments in parks, resorts and other property	$(2,466)	$(1,299)
Capital expenditures increased to $2.5 billion from $1.3 billion due to higher spend on cruise ship fleet expansion at the Experiences segment.
Depreciation Expense
Depreciation expense was as follows:

	Quarter Ended
($ in millions)	December 28, 2024	December 30, 2023
Entertainment	$165	$163
Sports	10	11
Experiences
Domestic	461	424
International	191	171
Total Experiences	652	595
Corporate	82	54
Total depreciation expense	$909	$823

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; $ in millions, except per share data)

	Quarter Ended
	December 28, 2024	December 30, 2023
Revenues	$24,690	$23,549
Costs and expenses	(20,612)	(20,613)
Restructuring and impairment charges	(143)	—
Interest expense, net	(367)	(246)
Equity in the income of investees	92	181
Income before income taxes	3,660	2,871
Income taxes	(1,016)	(720)
Net income	2,644	2,151
Net income attributable to noncontrolling interests	(90)	(240)
Net income attributable to The Walt Disney Company (Disney)	$2,554	$1,911

Earnings per share attributable to Disney:
Diluted	$1.40	$1.04
Basic	$1.41	$1.04

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,818	1,835
Basic	1,812	1,832

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; $ in millions, except per share data)

	December 28, 2024	September 28, 2024
ASSETS
Current assets
Cash and cash equivalents	$5,486	$6,002
Receivables, net	13,767	12,729
Inventories	2,018	2,022
Content advances	1,157	2,097
Other current assets	1,239	2,391
Total current assets	23,667	25,241
Produced and licensed content costs	32,505	32,312
Investments	8,902	4,459
Parks, resorts and other property
Attractions, buildings and equipment	78,328	76,674
Accumulated depreciation	(45,898)	(45,506)
	32,430	31,168
Projects in progress	4,581	4,728
Land	1,129	1,145
	38,140	37,041
Intangible assets, net	10,372	10,739
Goodwill	73,312	73,326
Other assets	10,148	13,101
Total assets	$197,046	$196,219
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$21,635	$21,070
Current portion of borrowings	6,620	6,845
Deferred revenue and other	6,591	6,684
Total current liabilities	34,846	34,599
Borrowings	38,688	38,970
Deferred income taxes	6,336	6,277
Other long-term liabilities	10,437	10,851
Commitments and contingencies
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.9 billion shares	58,868	58,592
Retained earnings	50,468	49,722
Accumulated other comprehensive loss	(2,688)	(3,699)
Treasury stock, at cost, 54 million shares at December 28, 2024 and 47 million shares at September 28, 2024	(4,715)	(3,919)
Total Disney Shareholders’ equity	101,933	100,696
Noncontrolling interests	4,806	4,826
Total equity	106,739	105,522
Total liabilities and equity	$197,046	$196,219

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; $ in millions)

	Quarter Ended
	December 28, 2024	December 30, 2023
OPERATING ACTIVITIES
Net income	$2,644	$2,151
Depreciation and amortization	1,276	1,243
Deferred income taxes	25	(51)
Equity in the income of investees	(92)	(181)
Cash distributions received from equity investees	33	153
Net change in produced and licensed content costs and advances	1,141	2,642
Equity-based compensation	317	308
Other, net	206	(64)
Changes in operating assets and liabilities
Receivables	(1,277)	(1,554)
Inventories	4	8
Other assets	(116)	30
Accounts payable and other liabilities	(1,533)	(1,396)
Income taxes	577	(1,104)
Cash provided by operations	3,205	2,185

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(2,466)	(1,299)
Other, net	(109)	53
Cash used in investing activities	(2,575)	(1,246)

FINANCING ACTIVITIES
Commercial paper borrowings (payments), net	(169)	1,046
Borrowings	1,057	—
Reduction of borrowings	(951)	(309)
Repurchases of common stock	(794)	—
Acquisition of redeemable noncontrolling interests	—	(8,610)
Other, net	(140)	(133)
Cash used in financing activities	(997)	(8,006)

Impact of exchange rates on cash, cash equivalents and restricted cash	(153)	79

Change in cash, cash equivalents and restricted cash	(520)	(6,988)
Cash, cash equivalents and restricted cash, beginning of period	6,102	14,235
Cash, cash equivalents and restricted cash, end of period	$5,582	$7,247

DTC PRODUCT DESCRIPTIONS AND KEY DEFINITIONS
Product offerings
In the U.S., Disney+, ESPN+ and Hulu SVOD Only are each offered as a standalone service or as part of various multi-product offerings. Hulu Live TV + SVOD includes Disney+ and ESPN+. Disney+ is available in more than 150 countries and territories outside the U.S. and Canada. Depending on the market, our services can be purchased on our websites or through third-party platforms/apps or are available via wholesale arrangements.
Paid subscribers
Paid subscribers reflect subscribers for which we recognized subscription revenue. Certain product offerings provide the option for an extra member to be added to an account (extra member add-on). These extra members are not counted as paid subscribers. Subscribers cease to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. Subscribers to multi-product offerings in the U.S. are counted as a paid subscriber for each of the Company's services included in the multi-product offering and subscribers to Hulu Live TV + SVOD are counted as one paid subscriber for each of the Hulu Live TV + SVOD, Disney+ and ESPN+ services. Subscribers include those who receive an entitlement to a service through wholesale arrangements, including those for which the service is available to each subscriber of an existing content distribution tier. When we aggregate the total number of paid subscribers across our DTC streaming services, we refer to them as paid subscriptions.
International Disney+
International Disney+ includes the Disney+ service outside the U.S. and Canada.
Average Monthly Revenue Per Paid Subscriber
Hulu and ESPN+ average monthly revenue per paid subscriber is calculated based on the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber is calculated using a daily average of paid subscribers for the period. Revenue includes subscription fees, advertising (excluding revenue earned from selling advertising spots to other Company businesses), premium and feature add-on revenue and extra member add-on revenue but excludes Pay-Per-View revenue. Advertising revenue generated by content on one DTC streaming service that is accessed through another DTC streaming service by subscribers to both streaming services is allocated between both streaming services. The average revenue per paid subscriber is net of discounts on offerings that carry more than one service. Revenue is allocated to each service based on the relative retail or wholesale price of each service on a standalone basis. Hulu Live TV + SVOD revenue is allocated to the SVOD services based on the wholesale price of the Hulu SVOD Only, Disney+ and ESPN+ multi-product offering. In general, wholesale arrangements have a lower average monthly revenue per paid subscriber than subscribers that we acquire directly or through third-party platforms.

NON-GAAP FINANCIAL MEASURES
This earnings release presents diluted EPS excluding certain items (also referred to as adjusted EPS), total segment operating income and free cash flow. Diluted EPS excluding certain items, total segment operating income and free cash flow are important financial measures for the Company but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the most comparable GAAP financial measures and are not presented as alternative measures of diluted EPS, income before income taxes or cash provided by operations as determined in accordance with GAAP. Diluted EPS excluding certain items, total segment operating income and free cash flow as we have calculated them may not be comparable to similarly titled measures reported by other companies.
Our definitions and calculations of diluted EPS excluding certain items, total segment operating income and free cash flow, as well as quantitative reconciliations of each of these measures to the most directly comparable GAAP financial measure, are provided below.
The Company is not providing the forward-looking measure for diluted EPS, which is the most directly comparable GAAP measure to diluted EPS excluding certain items, or a quantitative reconciliation of forward-looking diluted EPS excluding certain items to that most directly comparable GAAP measure. The Company is unable to predict or estimate with reasonable certainty the ultimate outcome of certain significant items required for such GAAP measure without unreasonable effort. Information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and significant impact on future GAAP financial results.
Diluted EPS excluding certain items
The Company uses diluted EPS excluding (1) certain items affecting comparability of results from period to period and (2) amortization of TFCF and Hulu intangible assets, including purchase accounting step-up adjustments for released content, to facilitate the evaluation of the performance of the Company’s operations exclusive of these items, and these adjustments reflect how senior management is evaluating segment performance.
The Company believes that providing diluted EPS exclusive of certain items impacting comparability is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings and because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately.
The Company further believes that providing diluted EPS exclusive of amortization of TFCF and Hulu intangible assets associated with the acquisition in 2019 is useful to investors because the TFCF and Hulu acquisition was considerably larger than the Company’s historic acquisitions with a significantly greater acquisition accounting impact.

The following table reconciles reported diluted EPS to diluted EPS excluding certain items for the first quarter:

($ in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior-year period
Quarter Ended December 28, 2024
As reported	$3,660	$(1,016)	$2,644	$1.40	35%
Exclude:
Restructuring and impairment charges(4)	143	213	356	0.20
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	397	(93)	304	0.16
Excluding certain items	$4,200	$(896)	$3,304	$1.76	44%

Quarter Ended December 30, 2023
As reported	$2,871	$(720)	$2,151	$1.04
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	451	(106)	345	0.18
Excluding certain items	$3,322	$(826)	$2,496	$1.22
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)Amounts relate to the Star India Transaction.
(5)For the current quarter, intangible asset amortization was $327 million, step-up amortization was $67 million and amortization of intangible assets related to a TFCF equity investee was $3 million. For the prior-year quarter, intangible asset amortization was $380 million, step-up amortization was $68 million and amortization of intangible assets related to a TFCF equity investee was $3 million.

Total segment operating income
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income (the sum of segment operating income from all of the Company’s segments) as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and other factors that affect reported results.
The following table reconciles income before income taxes to total segment operating income:

	Quarter Ended
($ in millions)	December 28, 2024	December 30, 2023	Change
Income before income taxes	$3,660	$2,871	27%
Add (subtract):
Corporate and unallocated shared expenses	460	308	(49) %
Equity in the loss of India joint venture	33	—	nm
Restructuring and impairment charges	143	—	nm
Interest expense, net	367	246	(49) %
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	397	451	12%
Total segment operating income	$5,060	$3,876	31%
Free cash flow
The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.
The following table presents a summary of the Company’s consolidated cash flows:

	Quarter Ended
($ in millions)	December 28, 2024	December 30, 2023
Cash provided by operations	$3,205	$2,185
Cash used in investing activities	(2,575)	(1,246)
Cash used in financing activities	(997)	(8,006)
Impact of exchange rates on cash, cash equivalents and restricted cash	(153)	79
Change in cash, cash equivalents and restricted cash	(520)	(6,988)
Cash, cash equivalents and restricted cash, beginning of period	6,102	14,235
Cash, cash equivalents and restricted cash, end of period	$5,582	$7,247

The following table reconciles the Company’s consolidated cash provided by operations to free cash flow:

	Quarter Ended
($ in millions)	December 28, 2024	December 30, 2023	Change
Cash provided by operations	$3,205	$2,185	$1,020
Investments in parks, resorts and other property	(2,466)	(1,299)	(1,167)
Free cash flow	$739	$886	$(147)

FORWARD-LOOKING STATEMENTS
Certain statements and information in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expectations, beliefs, plans, financial prospects, trends or outlook and guidance; financial or performance estimates and expectations (including estimated or expected revenues, earnings, operating income, cash position, costs, expenses and impact of certain items) and expected drivers; direct-to-consumer prospects, including expectations for subscribers; value of our intellectual property, content offerings, businesses and assets; business and other plans; strategic priorities and initiatives; consumer sentiment, behavior or demand and other statements that are not historical in nature. Any information that is not historical in nature included in this earnings release is subject to change. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, new or expanded business lines or cessation of certain operations), our execution of our business plans (including the content we create and IP we invest in, our pricing decisions, our cost structure and our management and other personnel decisions), our ability to quickly execute on cost rationalization while preserving revenue, the discovery of additional information or other business decisions, as well as from developments beyond the Company’s control, including:
•the occurrence of subsequent events;
•deterioration in domestic and global economic conditions or failure of conditions to improve as anticipated;
•deterioration in or pressures from competitive conditions, including competition to create or acquire content, competition for talent and competition for advertising revenue;
•consumer preferences and acceptance of our content, offerings, pricing model and price increases, and corresponding subscriber additions and churn, and the market for advertising sales on our DTC streaming services and linear networks;
•health concerns and their impact on our businesses and productions;
•international, political or military developments;
•regulatory and legal developments;
•technological developments;
•labor markets and activities, including work stoppages;
•adverse weather conditions or natural disasters; and
•availability of content.
Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable):
•our operations, business plans or profitability, including direct-to-consumer profitability;
•demand for our products and services;
•the performance of the Company’s content;
•our ability to create or obtain desirable content at or under the value we assign the content;
•the advertising market for programming;
•taxation; and
•performance of some or all Company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s most recent Annual Report on Form 10-K, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and subsequent filings with the Securities and Exchange Commission.
The terms “Company,” “we,” and “our” are used in this report to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.

PREPARED EARNINGS REMARKS AND CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will post prepared management remarks (Executive Commentary) at www.disney.com/investors and will host a conference call today, February 5, 2025, at 8:30 AM EST/5:30 AM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The Webcast replay will also be available on the site.

CONTACTS:

David Jefferson
Corporate Communications
818-560-4832

Carlos Gomez
Investor Relations
818-560-1933